Exhibit 23.3
Eclipse-M Holdings, LLC
3 Tobias Run
Middletown, Md 21769

Date:     March 25, 2021

The Board of Directors
FTC Solar, Inc.
9020 N Capital of Texas Hwy, Suite I-260
Austin, Texas 78759

Dear Sirs:

We, Eclipse-M of  Maryland, hereby consent to the inclusion in the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”) of FTC Solar, Inc. and any related prospectuses of: (i) our name and all references thereto, (ii) all references to our preparation of the FTC Solar Voyager Single-Axis Tracker Market Annual 2020 Update: Comparison Report (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto.

We further consent to the reference to our firm, under the caption “Market, Industry, and Other Data “ in the S-1, as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Yours faithfully,

/s/ William C. Poulin

Name: William C. Poulin
Designation:  CEO, Managing Partner
For and on behalf of
Eclipse-M

SCHEDULE

1) Voyager’s installation time is 41% less than the industry average, or 211 person-hours per MW compared to 355 person-hours per MW for the trackers of our leading competitors that were evaluated in the Industry Report.